EXHIBIT 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into by GT Solar International, Inc., a Delaware corporation (the “Company”), and Edwin Lewis (the “Consultant”).

WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company; and

WHEREAS, the Consultant is in the business of providing such services and has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                       Job To Be Performed.  Between December 17, 2008 (the “Effective Date”) and December 17, 2009 (the “Consulting Period”) the Consultant will assist in transitioning his responsibilities as Vice President & General Counsel and provide legal consulting to the Company as may be reasonably requested by the Company from time to time (collectively, the “Services”).  The Consultant agrees to provide up to 300 hours to the performance of the Services.

2.                                       Consultant.  It is the express intention of the parties to this Agreement that the Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever.  The Consultant shall not be entitled to any benefits that the Company may make available to employees from time to time.  The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes and for maintaining adequate workers’ compensation insurance coverage for himself.

(a)                                  Performance of Services.  The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services.  In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the necessary number of hours as are necessary to fulfill the requirements of the Agreement.

(b)                                 Final Results.  In the performance of the Services, the Consultant has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained.  However, the Services contemplated by this Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

(c)                                  Non-Exclusivity.  The Consultant retains the right to contract with other companies or entities for his consulting services without restriction.  Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction.

(d)                                 Scope of Authority.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.  The Consultant shall not use the Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company.  The Consultant is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliated entities with respect to any matter, except as expressly authorized in this Agreement or in another writing signed by an authorized representative of the Company.

3.                                       Consulting Fees.  The Consultant shall submit to the Company quarterly statements, in a form satisfactory to the Company, of Services performed for the Company in the applicable time period.  The Company shall pay to the Consultant consulting fees of $60,000 payable in $15,000 installments at the beginning of each quarter for services to be rendered in the upcoming quarter.  The statement submitted by the Consultant should contain the Consultant’s social security number or employer identification number, address.

4.                                       Termination.  Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of this Agreement or his continuing obligations under his Employment Agreement dated November 7, 2007.

5.                                       Proprietary Information.  The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information.  The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Information.  For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

6.                                       Other Agreements.  The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his /her consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party.  The Consultant further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

7.                                       Return of Company Property.  Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) in his possession, custody or control relating in any way to the business or prospective business of the Company.

8.                                       Cooperation.  The Consultant shall use his best efforts in the performance of his obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

9.                                       Non-Assignability of Contract.  This Agreement is personal to the Consultant and he shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company; provided, that in the event that the Consultant establishes a partnership, corporation or other entity, one purpose of which is to provide the Consulting Services, the consultant may assign this Agreement to such partnership, corporation or other business entity with the advance written consent of the Company.  Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

10.                                 Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this section.

11.                                 Complete Agreement.  This Agreement contains the entire understanding between the parties and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the parties respecting the subject matter of this Agreement.  There are no representations, agreements, arrangements, nor understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein.

12.                                 Severability.  In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.

13.                                 Non-Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

15.                                 Counterparts.  This Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

16.                                 Interpretation.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.                                 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the state of New Hampshire without giving effect to any choice or conflict of law provision or rule (whether of the state of New Hampshire or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the state of New Hampshire.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

COMPANY

	By:	/s/Brian P. Logue

Title: Vice President, Human Resources

Date: December 18, 2008

CONSULTANT

/s/Edwin L. Lewis
Date: December 17, 2008